For Immediate Release                       Contact: Rubenstein Associates, Inc.
                                                                  Robert Solomon
                                                                  (212)-843-8050
Lone Star Steakhouse & Saloon, Inc.                               Nasdaq:  STAR
Mid Quarter Update
Wichita, Kansas                                                December 14, 2005

Lone Star Steakhouse & Saloon,  Inc. ("Lone Star" or "Company")  announced today unaudited  operating  highlights  for the first twelve weeks of the sixteen week fourth quarter of 2005. All dollar amounts are in thousands. ($,000)

For the twelve  weeks ended  November  29, 2005 as compared to the twelve  weeks ended November 30, 2004, sales decreased by $1,400 or 1.0% as follows:

                                                                                 Q4 to Date
                                                       Pds 10-11      Pd 12       12 Weeks
                                                       ---------      -----       --------
Change in Sales:
     Lone Star Concept
              Comparable sales growth (decline)        $(2,700)        $400       $(2,300)
              Closed stores                             (1,100)        (800)       (1,900)
              New stores                                   500          200           700
                                                       -------         ----       -------
     Lone Star Steakhouse & Saloon
         restaurants                                    (3,300)        (200)       (3,500)
     Sullivan's comparable store sales growth              700          200           900
     Del Frisco's Double Eagle comparable
         store sales growth                                500          600         1,100
     Texas Land & Cattle comparable
         store sales growth                                  -          100           100
                                                       -------         ----       -------
                                                       $(2,100)        $700       $(1,400)
                                                       =======         ====       =======

The decline in sales of the Lone Star  concept  for the 12 weeks ended  November
29,  2005,  is  impacted  by 264 lost  store  days due to  Hurricane  Wilma  and
Hurricane  Katrina,  262 lost store days due to store remodels and two permanent store closures,  and a general sales decline. In addition to the decline in same store sales, the fourth quarter is impacted by three Lone Star restaurants which will remain closed in the New Orleans area for the foreseeable future.

Comparable  store  sales  by  concept  for  the  three  four-week   periods  and
twelve-week period ended November 29, 2005 are as follows:

                                                                          12 Weeks
                                                                           Ended
                                            PD10      PD11     PD12    Nov. 29, 2005
                                            ----      ----     ----    -------------
Lone Star Steakhouse & Saloon
  restaurants                               (5.5)     (2.6)     1.1       (2.3)
Sullivan's Steakhouse restaurants            4.2       7.9      3.4        5.2
Del Frisco's Double Eagle Steak
  House restaurants                          6.6       4.7     13.5        8.2
Texas Land & Cattle Steak House
  restaurants                                0.4       1.9      1.6        1.3
                                             ---       ---      ---        ---
Consolidated Steakhouse
  restaurants                               (2.6)      (.2)     2.6        (.1)

Comparable  sales trends  improved from period 10 to period 12 and were positive for  period 12 but are  trending  down for the first two weeks of period 13. For the first two weeks of period 13, comparable store sales increase (decline) were
(7.5%) for Lone Star; (0.5%) for Sullivan's,  2.2% for Del Frisco's and 1.7% for
Texas Land & Cattle restaurants, and (4.5%) on a consolidated basis.

The Company opened one Lone Star Steakhouse & Saloon  restaurant in Clayton,  NC during week one of period 13.

Cost of sales for the first three periods of the fourth  quarter have  increased as a percent  of  revenue to 35.9% from 35.0% due to a menu mix change to higher cost seafood items and higher beef prices.

Pretax  income  from  operations  decreased  $8,500 or 96.1% and net income from continuing  operations  decreased  to $200 from  $6,000 in the same  period last year.

Restaurant  operating  expenses  increased  $5,500 to 53.2% of sales compared to
49.0% of sales for the comparable period.

The increase in restaurant operating expense is comprised of the following:

                                                        12 Weeks
                                                          Ended
                               PDS 10-11    PD 12     Nov. 29, 2005
                               ---------    -----     -------------
Management labor                $  500      $  200       $  700
Hourly labor                       400         700        1,100
Advertising                        600         500        1,100
Building and equipment
  maintenance                    1,100         200        1,300
Utilities                          600         300          900
Other                              300         100          400
                                   ---         ---          ---
                                $3,500      $2,000       $5,500
                                ======      ======       ======

Labor expenses were impacted by increased  staffing  levels for both  management and hourly  positions,  as well as rate of pay  increases  and payments  made to personnel at closed  restaurants.  Advertising  increased  primarily in the Lone
Star concept where both FSI and direct mail  marketing were  increased,  both in volume and number of mailings.  Building and equipment maintenance increased due to the age of the units, as well as a renewed focus on operational  readiness to handle higher volumes on a consistent basis.

For the twelve  weeks  ended  November  29,  2005,  general  and  administrative expenses  increased  $1,100 to 7.6% of sales  compared  to 6.8% of sales for the comparable period.  These expenses were up primarily due to an increase in stock option  compensation;  the addition of four Regional  Managers and four District
Managers; inflation in employee compensation rates; and higher accounting and IT expenses.

Lone  Star  owns  and  operates  250  domestic  Lone  Star  Steakhouse  & Saloon restaurants;  15 Sullivan's  Steakhouse  restaurants;  five Del Frisco's  Double
Eagle  Steak  House   restaurants  and  20  Texas  Land  &  Cattle  Steak  House restaurants.  Licensees  operate four domestic and thirteen  international  Lone
Star  restaurants,  and one  domestic  Del  Frisco's  Double  Eagle  Steak House restaurant.

This  press  release  contains  certain  forward-looking  statements  within the meaning of Section 27A of the  Securities  Act of 1933, as amended,  and Section
21E of the  Securities  Exchange Act of 1934,  as amended.  Although the Company believes the assumptions  underlying the  forward-looking  statements  contained herein, including future operating performance, comparable sales, the extent and timing of the opening of new units and the development plans of the Company, are reasonable, any of the assumptions could be inaccurate, and therefore, there can be no  assurance  that the  forward-looking  statements  contained  in the press release will prove to be accurate.